Mail Stop 7010

      August 3, 2005


Mr. Manfred Bender
Chief Financial Officer
Pfeiffer Vacuum Technology AG
Federal Republic of Germany
Berliner Strasse 43, D-35614 Asslar, Germany

	RE: Form 20-F for the Fiscal Year ended December 31, 2004
                    File No. 1-14264

Dear Mr. Bender:

      We have completed our review of your Form 20-F and related filings and have no further comments at this time.

      If you have any further questions regarding our review of your filings, please direct them to Gus Rodriguez, Staff Accountant, at
(202) 551-3752 or, to Nudrat Salik, Staff Accountant, at (202)
551-
3692.


							Sincerely,



							Rufus Decker
							Accounting Branch Chief
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE